Exhibit 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS
SECOND QUARTER FISCAL YEAR 2007 RESULTS
- Earnings per diluted share grows to $0.61, including charges of $0.02 per diluted share for the integration of J&L -

Melville, NY, April 4, 2007 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its second quarter of fiscal 2007 ended February 24, 2007. The financial results of J&L prior to June 8, 2006 are not included in the consolidated statement of income or consolidated statement of cash flows for the fiscal 2006 periods in the attached tables.

Net sales for the second quarter of fiscal 2007 were $404.6 million, an increase of 32.3% from $305.9 million in the second quarter of fiscal 2006, with J&L accounting for approximately 70.0% of this growth. Net income for the second quarter of fiscal 2007 increased 21.5% to $40.5 million versus $33.3 million in the year-ago period. Second quarter fiscal 2007 diluted earnings per share increased 24.5% to $0.61 compared to $0.49 reported in the second quarter of fiscal 2006. Included in the Company’s results for the second quarter of fiscal 2007 are pre-tax charges totaling $2.2 million, or $0.02 per diluted share on an after-tax basis, for costs related to the integration of the J&L acquisition.

Net sales for the first half of fiscal 2007 were $806.6 million, an increase of 34.0% versus net sales of $601.8 million a year ago, with J&L accounting for approximately 70.0% of this growth. Net income for the first half of fiscal 2007 was $80.8 million, or $1.20 per diluted share, compared to $65.3 million, or $0.96 per diluted share, in the year-ago period, an increase of 23.8% in net income and 25.0% in diluted earnings per share. Included in the Company’s results for the first half of fiscal 2007 are pre-tax charges totaling $3.3 million, or $0.03 per diluted share on an after-tax basis, for costs related to the integration of the J&L acquisition.

“We are very pleased with our results for the second quarter,” stated David Sandler, President and Chief Executive Officer. “We continued to effectively execute on our strategy, providing our customers with the flawless performance and service they’ve come to expect from MSC. Additionally, we invested in the growth opportunities we saw in the marketplace, and maintained a strong focus on cost controls. As a result, we gained market share during the quarter and exceeded our earnings guidance, driven by better than expected operating margin performance.”

“We continue to make good progress on the integration of J&L into our business, and early steps to migrate technology systems have gone well,” continued Mr. Sandler. “Based on our progress to date, we remain confident in our ability to achieve our objective of $20 million in margin improvements and cost savings related to the integration.”

- MORE -

“Financial results for the second quarter were excellent, and met or exceeded our expectations at every level,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer. “Sales increased by 32.3% over the same quarter last year. Operating margin of 17.2% was somewhat higher than expected, as we realized benefits from improved efficiency in our Customer Fulfillment Centers and from some renegotiated service contracts. We have used our strong cash flow generation to continue investing in the business to ensure we are maximizing MSC’s growth opportunities, while at the same time returning capital to our shareholders through dividends and shares repurchases. During fiscal 2007 to date we have repurchased approximately 1.6 million shares of the Company’s stock.”

Mr. Sandler concluded, “There has been some additional softening in market conditions during the quarter. While feedback from many customer segments is generally optimistic and order flow from their customers remains steady, there are more pockets of our customers experiencing lower levels of order activity than what was previously seen. Within this environment, MSC’s ability to reduce total MRO procurement cost remains a compelling value proposition for our customers overall, and we expect to continue to take market share and grow as a result. Accordingly, based on current market conditions, we expect consolidated net sales for the third quarter of fiscal 2007 to be between $428 million and $434 million and diluted earnings per share to be between $0.64 and $0.66, including a charge of approximately $0.02 per diluted share for costs related to the integration of J&L.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the second quarter of fiscal 2007 results, and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

About MSC Industrial Direct
MSC Industrial Direct is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (MRO) supplies to industrial customers throughout the United States.  MSC distributes in excess of 500,000 industrial products from more than 2,100 suppliers to approximately 347,000 customers.  In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States.  MSC reaches its customers through a combination of over 30 million direct-mail catalogs and CD-ROMs, 95 branch sales offices, approximately 750 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals.  For more information, visit the Company's Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J&L business acquired in June 2006 and realize the anticipated synergies from this transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company's SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)
(Unaudited)

	February 24, 2007 (Unaudited)	August 26, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$5,054	$7,718
Accounts receivable, net of allowance for doubtful accounts	197,894	185,734
Inventories	309,754	298,391
Prepaid expenses and other current assets	20,190	21,341
Deferred income taxes	17,430	14,289
Total current assets	550,322	527,473

Property, plant and equipment, net	127,351	122,100
Goodwill	272,568	271,652
Identifiable intangibles, net	74,675	76,292
Other assets	11,477	16,781
Total Assets	$1,036,393	$1,014,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$30,000	$--
Current maturities of long-term notes payable	23,220	7,843
Accounts payable	67,768	56,877
Accrued liabilities	57,249	88,007
Total current liabilities	178,237	152,727
Long-term notes payable	177,531	192,986
Deferred income tax liabilities	31,419	29,312
Total liabilities	387,187	375,025
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	58	57
Class B common stock	19	19
Additional paid-in capital	389,398	379,630
Retained earnings	540,211	477,305
Cumulative translation adjustment	406	27
Class A treasury stock, at cost	(280,886)	(217,765)
Total shareholders’ equity	649,206	639,273
Total Liabilities and Shareholders’ Equity	$1,036,393	$1,014,298

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 24, 2007	February 25, 2006	February 24, 2007	February 25, 2006
Net sales	$404,618	$305,927	$806,630	$601,833
Cost of goods sold	217,017	160,487	433,338	317,533
Gross profit	187,601	145,440	373,292	284,300
Operating expenses	118,032	91,358	234,517	178,694
Income from operations	69,569	54,082	138,775	105,606
Other (Expense) Income:
Interest expense	(3,336)	(7)	(6,542)	(14)
Interest income	161	1,081	437	1,935
Other (expense) income, net	(12)	58	(33)	151
Total other (expense) income	(3,187)	1,132	(6,138)	2,072
Income before provision for income taxes	66,382	55,214	132,637	107,678
Provision for income taxes	25,875	21,885	51,834	42,414
Net income	$40,507	$33,329	$80,803	$65,264
Per Share Information:
Net income per common share:
Basic	$0.62	$0.50	$1.22	$0.98
Diluted	$0.61	$0.49	$1.20	$0.96
Weighted average shares used in computing net income per common share
Basic	65,599	66,773	66,050	66,571
Diluted	66,781	68,327	67,258	68,054
Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.26

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	February 24, 2007	February 25, 2006

Cash Flows from Operating Activities:

Net income	$80,803	$65,264
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	12,558	6,272
Gain on sale of securities	--	(858)
Stock-based compensation	4,296	5,040
Loss on disposal of property, plant and equipment	152	--
Provision for doubtful accounts	2,112	1,320
Deferred income taxes	(1,034)	(1,974)
Amortization of bond premiums	--	146
Reclassification of excess tax benefits from stock-based compensation	(1,654)	(4,081)

Changes in operating assets and liabilities:
Accounts receivable	(14,272)	(20,977)
Inventories	(11,363)	(10,506)
Prepaid expenses and other current assets	1,530	2,329
Other assets	5,212	4,298
Accounts payable and accrued liabilities	(4,623)	1,606

Total adjustments	(7,086)	(17,385)

Net cash provided by operating activities	73,717	47,879

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	--	138,068
Purchases of investments in available-for-sale securities	--	(119,008)
Business acquisition	(12,798)	--
Expenditures for property, plant and equipment	(14,729)	(8,033)

Net cash (used in) provided by investing activities	(27,527)	11,027

Cash Flows from Financing Activities:
Purchase of treasury stock	(67,096)	--
Payment of cash dividends	(18,569)	(17,390)
Reclassification of excess tax benefits from stock-based compensation	1,654	4,081
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,547	1,222
Proceeds from exercise of Class A common stock options	3,688	8,068
Net proceeds under revolving loans from credit facility	30,000	--
Repayments of notes payable	(78)	(76)

Net cash used in financing activities	(48,854)	(4,095)
Net (decrease) increase in cash and cash equivalents	(2,664)	54,811
Cash and cash equivalents - beginning of period	7,718	41,020
Cash and cash equivalents - end of period	$5,054	$95,831
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$55,917	$40,073
Cash paid for interest	$6,174	$7

# # #